Exhibit 10.2

AUXILIUM PHARMACEUTICALS, INC.

BOARD COMPENSATION PROGRAM

(Amended and Restated Effective as of June 21, 2012)

This Board Compensation Program (this “Program”), as amended and restated effective as of June 21, 2012, sets forth the principal features of the compensation program approved by the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) for new and continuing non-employee members of the Board (each, a “Non-Employee Director”), and supersedes and replaces the Board Compensation Plan approved by the Board of Directors on August 6, 2009.  This Program is governed by the provisions of Delaware law (without regard to conflicts of law principles), and the Board may restate, amend or terminate this Program at any time.  Shares of Company Stock (as defined in the Plan), nonqualified stock options and deferred stock units granted pursuant to the terms of this Program will be granted under the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended (or a successor thereto) (the “Plan”), and will be subject in all respects to the terms of the Plan and the respective award agreement.  All capitalized terms not otherwise defined in this Program shall have the meaning ascribed in the Plan.

Initial Grant.  Upon initial appointment or election to the Board, each newly-appointed or elected Non-Employee Director will be granted a nonqualified stock option to purchase 22,500 shares of Company Stock.  The nonqualified stock option will be granted on the date of such appointment, have an exercise price equal to the closing price on the date of grant and vest and become exercisable in equal annual installments on each of the first three anniversaries of the date of grant.

Annual Grants.  If a Non-Employee Director has served as a Non-Employee Director for at least 12 continuous months, then upon such Non-Employee Director’s reelection to the Board, as of the date of the annual meeting of stockholders at which such reelection occurs, each such Non-Employee Director that has served as a Non-Employee Director for at least 12 continuous months will be granted 5,000 shares of Company Stock (the “Stock Grant”) and a nonqualified stock option to purchase 5,000 shares of Company Stock (the “Option Grant”).  The Option Grant will have an exercise price equal to the closing price of a share of Company Stock on the date of grant.  The Stock Grant and the Option Grant will vest (and, as to the Option Grant, become exercisable) on the date of the annual meeting of stockholders next following the date of grant; provided that if a Change of Control (as defined in the Plan) occurs prior to the vesting date, while the Non-Employee Director is “employed by, or providing service to, the Employer” (as defined in the Plan), the vesting (and, as to the Option Grant, the exercisability) will automatically accelerate and the Stock Grant and the Option Grant will become fully vested (and, as to the Option Grant, exercisable).

Notwithstanding the foregoing, beginning in December 2012, each Non-Employee Director shall be permitted to irrevocably elect to defer the Stock Grant that would otherwise be issued to the Non-Employee Director as of the date of the annual meeting of stockholders in the next following calendar year if such Non-Employee Director is reelected to the Board.  Such election must be made not later than December 31 of the calendar year prior to the calendar year in which the next immediate Stock Grant would be made if the Non-Employee

Director is reelected to the Board.  If a Non-Employee Director irrevocably elects to defer the Stock Grant, then the Stock

Grant that would otherwise be made as of the date of the next immediate annual meeting of stockholders if such Non-Employee Director is reelected, shall be converted into deferred stock units (“DSUs”), which will vest on the same terms as the Stock Grant would otherwise have vested and be paid on the earliest to occur of the Non-Employee Director’s “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”)), death, Disability (within the meaning of such term under section 409A of the Code) or a change in control event (within the meaning of such term under section 409A of the Code).  All DSU grants shall be subject to the requirements of section 409A of the Code and shall be administered in accordance with the applicable requirements of section 409A of the Code.

Annual Retainer.  Effective June 21, 2012, for each year of service as a Non-Employee Director on or after June 21, 2012, each Non-Employee Director either newly elected or appointed, or continuing in service, will receive an annual retainer of $50,000 (the Chairman will receive an additional retainer in the amount of $50,000, for a total of $100,000) (the “Retainer Amount”), paid in 4 quarterly installments over the calendar year as of the last day of each calendar quarter beginning with September 30, 2012 so long as the Non-Employee Director is “employed by, or providing service to, the Employer” (as defined in the Plan) as of the last day of the applicable calendar quarter.

At the individual’s election, the Retainer Amount will be paid in cash or shares of Company Stock.  The election may be made in 1% increments (ranging from 0% to 100%) and the increments may vary from year to year.  If a Non-Employee Director fails to make an election, such Non-Employee Director’s Retainer Amount shall be paid in cash.  Each Non-Employee Director will generally be given the opportunity to elect the form of his or her Retainer Amount on or before December 31 of the calendar year preceding the calendar year in which the Retainer Amount is earned.  To the extent a Non-Employee Director elects to receive all or a portion of his Retainer Amount in the form of shares of Company Stock, the shares of Company Stock will be awarded under the Plan as of the last day of each calendar quarter beginning with September 30, 2012 so long as the Non-Employee Director is “employed by, or providing service to, the Employer” (as defined in the Plan) as of the last day of the applicable calendar quarter.  The number of shares to be issued to a Non-Employee Director who has elected to receive a portion of his or her fees in shares of Company Stock is determined by calculating the total fees owed for a given calendar quarter and dividing that amount by the closing price of a share of Company Stock on the last trading day of the quarter in which the fees are earned.

Notwithstanding the foregoing, for calendar year 2012, each Non-Employee Director will be given the opportunity to modify elections made in December 2011 with respect to Retainer Amounts to be paid for the calendar quarters ending September 30, 2012 and December 31, 2012; provided the Non-Employee Director submits his or her election prior to July 1, 2012. If a Non-Employee Director fails to submit a new election by July 1, 2012, the election made in December 2011 shall apply to the Retainer Amounts paid for the calendar quarters ending September 30, 2012 and December 31, 2012.

Committee Chairperson Retainer.  Non-Employee Directors serving as chairpersons of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee after June 21, 2012 will receive additional annual cash compensation (the “Committee Chairperson Retainer”) as follows:

Audit and Compliance Committee Chair: $30,000

Compensation Committee Chair: $25,000

Nominating and Corporate Governance Committee Chair: $10,000

The Committee Chairperson Retainer shall be paid in the same manner as the Retainer Amount and each Non-Employee Director may irrevocably elect to receive his or her Committee Chairperson Retainer in the form of cash or shares of Company Stock, upon the same terms and subject to the same conditions as his or her election with respect to his or her Retainer Amount described above.

Committee Member Retainer.  Non-Employee Directors serving as members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee after June 21, 2012 will receive additional annual cash compensation (the “Committee Member Retainer”) as follows:

Audit and Compliance Committee Member: $15,000

Compensation Committee Member: $10,000

Nominating and Corporate Governance Committee Member: $5,000

The Committee Member Retainer shall be paid in the same manner as the Retainer Amount and each Non-Employee Director may irrevocably elect to receive his or her Committee Member Retainer in the form of cash or shares of Company Stock, upon the same terms and subject to the same conditions as his or her election with respect to his or her Retainer Amount described above.

Stock Ownership Requirement for Non-Employee Directors. Effective June 21, 2012, each Non-Employee Director will be required to hold a number of shares of Company Stock equal to three times the Retainer Amount for directors until he or she ceases to be a director.  The stock ownership requirement described in the preceding sentence must be satisfied by June 21, 2015 by Non-Employee Directors elected to the Board at the annual meeting of stockholders on June 21, 2012.  For Non-Employee Directors newly elected or appointed after June 21, 2012, such Non-Employee Directors will have three years from the date of their election or appointment to satisfy this stock ownership requirement. Company Stock owned by a Non-Employee Director’s Immediate Family (as defined below), members of his or her personal household (other than a tenant or employee) or any other person or entity whose ownership of Company securities is attributable to such director as the “beneficial owner” of such security for purposes of determining such director’s reporting obligations with respect to such securities under Section 16 of the Exchange Act of 1934 shall be deemed to be owned by the Non-Employee Director for purposes of satisfying this ownership requirement. As used herein, “Immediate Family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships. In addition, Company Stock held in estate planning vehicles shall be deemed to be owned by the Non-Employee Director for purposes of satisfying this ownership requirement. To the extent a Non-Employee Director is employed by a fund, such Non-Employee Director shall not be deemed to own shares owned by the fund for purposes of satisfying this ownership requirement.

Restriction on Sale of Company Stock by Non-Employee Directors. No sale of Company Stock shall be made by a Non-Employee Director or any member of his or her Immediate Family, any member of his or her personal household (other than a tenant or employee) or any other person or entity whose ownership of Company securities may be attributable to such director under the “beneficial ownership” rules of the Securities and Exchange Commission, except, in each case, sales made pursuant to the terms of a valid 1ObS-1 plan approved by the Compensation Committee (not to be unreasonably withheld) or in connection with a broker assisted exercise of a stock option where shares of Company Stock are sold to satisfy payment of the exercise price. The foregoing sale restrictions shall not apply to sales of shares of Company Stock acquired in open market transactions or as payment of retainer amounts from the Company, although Non-Employee Directors must comply with all applicable Company policies and securities law rules and regulations with respect to any such dispositions.  To the extent a Non-Employee Director is employed by a fund and such Non-Employee Director’s equity compensation from the Company is treated as the fund’s compensation (or otherwise as an economic right of the fund) pursuant to the terms of the arrangement in place between the Non-Employee Director and the fund, the foregoing restrictions will not apply.  Equity awards issued under the Plan may be transferred in accordance with the applicable provisions of the Plan, subject to Board approval, if applicable. If shares or equity awards are transferred (subject to any required approval) for estate planning or gift purposes, such transfers will not be deemed to violate this requirement.